SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) February 28, 2008
GRUBB & ELLIS REALTY ADVISORS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8122	20-3426353
(State or other jurisdiction of formation)	(Commission File Number)	(IRS Employer Identification No.)

500 West Monroe Street, Suite 2800, Chicago, Illinois 60661
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (312) 698-6700

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02   Termination of a Material Definitive Agreement
On June 18, 2007, Grubb & Ellis Realty Advisors, Inc. (the “Company”) entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with its sponsor and affiliate, Grubb & Ellis Company (“GBE”), and GBE’s wholly owned subsidiary, GERA Property Acquisition, LLC.
The Purchase Agreement contemplated the transfer of three (3) commercial office properties to the Company from GBE and, if consummated, would constitute the Company’s business combination. The aggregate purchase price of the three commercial properties pursuant to the Purchase Agreement was approximately $122.3 million, GBE’s cost, plus reimbursement for GBE’s actual costs and expenses with respect to the purchase of the properties and imputed interest on cash advanced by the Company with respect to the properties.
Under the terms of the Purchase Agreement, the Purchase Agreement was subject to termination under certain circumstances, including but not limited to if the Company failed to obtain the requisite stockholder consents required under the laws of the State of Delaware and the Company’s charter to approve the transactions contemplated by the Purchase Agreement.
On February 28, 2008, at a special meeting of the stockholders of the Company held to vote on, among other things, the proposed transaction with GBE, the Company failed to obtain the requisite consents of its stockholders to approve its proposed business combination (i.e. the transactions contemplated by the Purchase Agreement). Specifically, of the 23,958,334 shares of the Company’s common stock eligible to vote with respect to the proposed transaction, stockholders holding an aggregate of 22,695,082 shares voted on the transaction. Of those stockholders voting, 17,144,944 shares were cast against the proposed business combination, and the holders of all such 17,144,944 shares also elected to convert their shares into a pro rata share of the Company’s trust account. 4,860,127 shares voted in favor of the proposed business combination, and the remaining shares did not vote with respect to the proposed transaction.
As a result, the Company, in accordance with Section 8.1(f) of the Purchase Agreement, advised GBE in a letter effective February 28, 2008, that it was terminating the Purchase Agreement in accordance with its terms.
As a result of its failure to obtain the requisite stockholder approvals, the Company intends to promptly begin the process of dissolution and liquidating its trust account in accordance with its charter and applicable Delaware law. As a consequence, the Company expects that the amounts held in its trust account, together with the interest thereon (net of applicable taxes) will be returned to stockholders who bought the Company’s stock. No payments will be made in respect of the Company’s outstanding warrants or to any of the Company’s initial stockholders with respect to any shares owned by them prior to the Company’s initial public offering in the first quarter of 2006.
The Company intends to file a preliminary proxy statement with the SEC regarding the proposed liquidation and dissolution of the Company. THE COMPANY’S STOCKHOLDERS AND INVESTORS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT AND THE DEFINITIVE PROXY STATEMENT WHEN THEY BECOME AVAILABLE. THE PROXY STATEMENT WILL CONTAIN IMPORTANT INFORMATION. The Company’s stockholders and investors may obtain free copies of the proxy statement (when available) and other documents filed by the Company through the Web site maintained by the SEC at www.sec.gov. In addition, the Company’s stockholders and investors may obtain free copies of the definitive proxy statement (when available), and other documents filed by the Company, from the Company by contacting the Company c/o Chief Financial Officer at 500 W. Monroe St., Suite 2800, Chicago, IL 60661 or calling 312.698.4900.
Before making any voting decisions with respect to the proposed liquidation or any of the other matters with respect to which the Company’s stockholders will be asked to vote pursuant to the proxy statement, the Company’s stockholders are urged to read the definitive proxy statement and other documents filed by the Company when they become available.
The Company, its directors and named executive officers may be deemed to be participants in the solicitation of the Company’s security holders in connection with the proposed liquidation and other matters with respect to which the Company’s stockholders will be asked to vote pursuant to the proxy statement. Information regarding the names, affiliations and interests of such individuals will be set forth in the Company’s preliminary proxy statement when it is filed with the SEC, as such information may be supplemented by the Company’s definitive proxy statement when it is filed with the SEC, and in the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2007.

     A copy of each of the termination letter delivered by the Company to GBE effective as of February 28, 2008, and the press release issued by the Company on February 28, 2008, is attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively, and incorporated herein by reference.
Item 9.01   Financial Statements and Exhibits
(a)	Exhibits

99.1	Letter of termination from Grubb &Ellis Realty Advisors, Inc. to Grubb & Ellis Company dated as of February 28, 2008.

99.2	Press release issued by the Company dated February 28, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly authorized and caused the undersigned to sign this Report on the Registrant’s behalf.

GRUBB & ELLIS COMPANY
By:	/s/ Richard W. Pehlke
Richard W. Pehlke
Chief Financial Officer and Executive Vice President

Dated: March 3, 2008